UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

Date of Report: October 15, 2004
(Date of earliest event reported)

Hawk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13797 (Commission File Number)	34-1608156 (I.R.S. Employer Identification Number)

200 Public Square, Suite 1500, Cleveland, Ohio 44114
(Address of principal executive offices including zip code)

(216) 861-3553
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.            Entry into a Material Definitive Agreement.

On October 15, 2004, Hawk Corporation (“Hawk”) entered into a Supplemental Indenture (the “Supplemental Indenture”) with HSBC Bank USA, National Association, as trustee, in conjunction with its previously announced cash tender offer for any and all of its $66.3 million outstanding principal amount of 12% Senior Notes due 2006 (the “Notes”) and related consent solicitation. The Supplemental Indenture amends the indenture (the “Indenture”) governing the Notes to eliminate substantially all of the restrictive covenants and certain events of default. The primary purpose of the amendments is to provide Hawk with greater operating and financial flexibility. As of the consent date, which was October 14, 2004 at 5:00 p.m. New York City time, Hawk had received valid and unrevoked consents from holders representing approximately 51.5% of the Notes to approve the amendments to the Indenture.

The foregoing description of the Supplemental Indenture is not complete and is qualified in its entirety by reference to the full and complete terms of the Supplemental Indenture, which is filed as Exhibit 10.1 to this report.

Item 3.03            Material Modification to Rights of Security Holders.

The disclosure under Item 1.01 of this report is also responsive to Item 3.03 of this report and is incorporated herein by reference.

Item 9.01.            Financial Statements and Exhibits.

(c)	Exhibits

10.1	Supplemental Indenture, dated as of October 15, 2004, among Hawk Corporation, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2004	HAWK CORPORATION

	By:	/s/ Thomas A. Gilbride Thomas A. Gilbride Vice President — Finance and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Supplemental Indenture, dated as of October 15, 2004, among Hawk Corporation, the Guarantors named therein, and HSBC Bank USA, National Association, as trustee

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